Exhibit 10.7

                              AMENDED AND RESTATED
                              CONSULTING AGREEMENT


     CONSULTING AGREEMENT dated as of April 19, 1999 by and between INTERNATIONAL BARTER CORP., a Nevada corporation, with its principal place of business at 21400 International Boulevard, Suite 207, Seattle, Washington, 98198 or, following its name change, Ubarter.com, Inc. (hereinafter together with all of its affiliates referred to collectively as the "Company"), and ASTRA ADVISORS LLC, with offices at 61 West 62nd Street, Apt. 19D, New York, New York 10023
(hereinafter referred to as the "Consultant"). This Agreement supersedes the Agreement between International Barter Corp. and Liad Meidar dated October 1, 1998.

     WHEREAS, the Company wishes to retain the Consultant and the Consultant wishes to become a consultant to the Company, on the terms and conditions set forth herein; and

     WHEREAS the execution of this Agreement, has been approved by the Board of Directors of the Company;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Term. The Company hereby retains the Consultant, and the Consultant hereby accepts such retainer, for an initial term commencing as of the date hereof and ending on the second anniversary of such date, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the "Initial Term"); with such retainer to continue in accordance with the terms of this Agreement from year to year thereafter (subject to termination as aforesaid) unless written notice of non-renewal is given to Consultant prior to ninety (90) days before the expiration of the Initial Term or any continuation term (said Initial Term and any continuation thereof being hereinafter referred to as the "Term").







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     2. Services. The Consultant agrees to perform for the Company the following services:

          (a)  to  provide  general  consulting   services  to  the  Company  in
connection with the development of new business ventures;

          (b) to participate in efforts to raise capital for the Company, but only to assist in presentations and not to source funds;

          (c) to assist in developing a business plan for the Company and to advise the Company with respect to its capital structure;

          (d) to seek potential acquisition and investment opportunities for the Company ("Target Companies");

          (e) to perform a financial and strategic review of the Company and to assist the Company in formulating its future strategy;

          (f) to assist the Company in the performance of due diligence for a Transaction (as hereinafter defined) involving a Target Company;

          (g) to provide general consulting services on such matters as may be requested by the Board of Directors of the Company; and

          (h) to develop online marketing strategies for the Company.

     The Consultant, through its agents, employees, managers, members or affiliates, agrees to devote approximately fifteen hundred (1,500) hours per twelve month period of the Term (a "Year") to the performance of Consultant services. Consultant shall be free to pursue other ventures and is not expected to devote full time efforts to this engagement. Consultant shall be solely responsible for the amount of time spent and the periods during which the time is expended.




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     3. Compensation.

          3.1 Retainer. The Company shall pay the Consultant during the Term a retainer (the "Quarterly Retainer"), of $25,000 per quarter, payable on or before July 1, 1999 and the first business day of each three month period next following July 1, 1999. Such retainer shall be an advance payment for consulting services to be rendered during the ensuing three months following payment. This Agreement shall run for a term to expire December 31, 2001.

          3.2 Additional Remuneration. (a) In the event that (i) any Transaction is consummated during the Term or at any time within one year after the Term or
(ii) any agreement is entered into during the Term or during such one-year period which subsequently results in a consummated Transaction, then, upon the closing of each and every such Transaction, an additional fee (the "Transaction Fee") shall be payable to the Consultant in an amount equal to 3.0% of the Consideration (as hereinafter defined) paid in such Transaction. Such Transaction Fee shall be payable in cash and, at Consultant's sole option, up to 50% of such fee may be payable in duly authorized, fully paid and non-assessable shares of common stock ("Common Stock") $.001 par value per share or any other equivalent voting common stock issued by the Company in lieu of the Common Stock. The number of shares of Common Stock issuable to the Consultant with respect to any consummated Transaction shall be determined by a fraction the numerator of which shall be the dollar amount attributable to the Common Stock portion of the Transaction Fee and the denominator of which shall be the Fair Market Value (as hereinafter defined) of one share of Common Stock, calculated in accordance with paragraph (c) of this section with respect to the calculation of Fair Market Value for non-cash consideration.

          (b) Subject to the immediately succeeding paragraph, "Consideration" means the total proceeds and other consideration paid and to be paid or contributed and to be




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contributed,  directly or indirectly,  in connection  with a Transaction  (which consideration shall be deemed to include amounts paid or to be paid into escrow) by the company including, without limitation: (i) cash; (ii) notes, securities and other property (including all options, warrants or other instruments or arrangements convertible into or exercisable for any of the foregoing) at the Fair Market Value thereof; (iii) all interest bearing liabilities of any Target Company not specifically excluded from the Transaction by agreement of the Company and of any Target Company; (iv) payments to be made in installments; (v) amounts paid or payable under consulting, supply, service, distribution, licensing agreements, equipment or real property lease agreements, agreements not to compete or similar arrangements.

          (c) The Fair Market Value of non-cash consideration consisting of securities issued by the Company (including any notes, options, warrants or other instruments or arrangements convertible into, or exercisable for, any of the foregoing) shall be determined based upon (i) the 20 trading day average closing sale price for such securities on the registered national securities exchange, NASDAQ, or other securities market providing the primary market for such securities, (the "Determination Period"), (ii) if such securities are not so traded on any day during the Determination Period, the price of such securities with respect to such day shall be the mean between the high closing bid and low closing asked prices as reported by the primary market for the securities calculated in the same manner as above, or (iii) if such securities are not so traded or reported, Fair Market Value shall be determined by agreement between the Company and Consultant. In each case, the Determination Period shall end on the day next preceding the closing of the relevant Transaction. The Fair Market Value of (i) any non-cash Consideration other than securities and (ii) any Consideration consisting of a contingent payment shall in each case be determined by agreement by the Company and




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Consultant. If all or any portion of Consideration is to be paid over time, then that portion of the Transaction Fee attributable thereto shall be payable as and when such payments are made. No fee payable to any other financial adviser either by the Company or any other entity shall reduce or otherwise affect the fees payable hereunder to the Consultant.

          (d) For purposes of this Agreement, the term "Transaction" shall mean, whether in one or a series of transactions, (i) any merger, consolidation, reorganization, recapitalization, leveraged buy-out, restructuring or other business combination involving any one or more Target Companies, (ii) the acquisition, directly or indirectly, through public or private purchases or otherwise of all or any portion of securities, assets, liabilities, property and/or business of any one or more Target Companies, (iii) the formation of a joint venture or partnership for the purpose of combining all or any portion of the securities, assets, liabilities, properties and/or business of Company and any Target Company, and (iv) any management, consulting, supply, service, distribution, licensing or similar arrangement involving the Company and any one or more of the Target Companies entered into in relation to a Transaction.

          3.3 Independent Contractor Status. The Consultant acknowledges and agrees that, during the Term, the relationship between the Consultant and the Company is that of an independent contractor and, accordingly, the Consultant's employees, managers, agents, members or affiliates shall not be permitted to participate in any group life, hospitalization or disability insurance plans, health programs, pension plans or similar benefits (collectively, "Benefits Programs") that may be available to employees of the Company generally unless Consultant or it's employees, managers, agents, members or affiliates pay the costs incurred for their share of such Benefits Programs; provided, however, the Consultant shall participate in the Company's 1998 Stock Option Plan and any other option plans sponsored by the Company.




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


Nothing in this Agreement shall be construed as establishing the place and time of performance of Consultant's services.

          3.4 Expenses. The Company shall pay or reimburse the Consultant for all reasonable out-of-pocket expenses actually incurred or paid by the Consultant during the Term in the performance of the Consultant's services under this Agreement; provided, however, Consultant shall bear the rental costs of its office.

     4. Normal Termination or Termination Upon Death or Disability. This Agreement shall terminate by its terms on December 31, 2001, at which time all undistributed consideration payable to Consultant shall be paid. If the Consultant's President, Liad Meidar, dies during the Term, this Agreement shall terminate as of the date of Mr. Meidar's death. If the Consultant by virtue of ill health or other disability is unable to perform one thousand (1000) hours of service per year for any consecutive twelve month period, the Company shall have the right to terminate this Agreement upon notice in writing to the Consultant. Upon such termination, the Consultant shall be entitled to receive any retainer amounts received and any other benefits earned and accrued prior to the date of termination and reimbursement for expenses incurred prior to the date of termination. No provision of this Agreement shall limit any rights under any Benefits Programs of the Company in which the Consultant or it's employees, managers, agents, members or affiliates have participated in accordance with
Section 3.3, if any, for which such persons shall be eligible at the time of such death or disability.

     5. Termination for Cause. If the Consultant's President, Liad Meidar, (i) is convicted of a felony or any crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Company's Board of Directors), (ii) if found by determination of the Board of Directors of the Company to have engaged in (A) fraud,




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


(B) misappropriation or (C) embezzlement in the performance of services hereunder, the Company may, at any time within 30 days of the occurrence of any of the events described in clauses (i), (ii) and (iii) above, by written notice to the Consultant, terminate this Agreement. The Consultant shall have no right to receive any compensation or benefit hereunder on and after the effective date of the notice provided in the preceding sentence other than salary and other benefits earned and accrued prior to the date of termination and reimbursement for expenses incurred prior to the date of termination.

     6. Stock Options. Consultant shall have the right to participate in the Company's 1998 Stock Option Plan and any other Company Stock Option Plan (the "Plan"). The Company shall issue options to Consultant as set forth in accordance with Exhibit A hereto. The shares of Common Stock subject to such options will represent the percentage of shares of common stock outstanding on a fully diluted basis as set forth in Exhibit A. Such options granted shall be immediately fully vested and shall have no minimum or maximum exercise date.

     7. Tag-Along Rights. Consultant shall have tag-along rights with respect to all stock which has been granted as compensation or otherwise pursuant to this Agreement and with respect to all stock options, whether exercised or unexercised.

          (a) Grant of Tag-Along Right. If any Shareholder or group of Shareholders holding in excess of twenty-five percent (25%) of the Corporation's stock (the "Selling Majority") shall receive a purchase offer from a third-party acquirer (the "Acquirer") and the above options are not exercised in full, then Consultant shall have a right of co-sale with respect to any shares that the Selling Majority proposes to sell to the Acquirer (the "Tag-Along Right"). Such rights shall also apply not only to a sale but also any other transaction involving an exchange of securities involving a transfer by the Selling Majority and another company. The




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


Selling Majority shall give the Consultant fifteen (15) days' advance written notice of their intentions.

          (b) Exercise of Tag-Along Right. Consultant may exercise the Tag-Along Right by delivering a written request to the Selling Majority, no later than the fifteenth (15th) day after the date on the Consultant is notified of a pending sale. The written request shall constitute the Consultant's election to cause the Acquirer to purchase all or a portion of the remaining Consultant's shares and options at the same price per share and upon the same terms and conditions as contained in the Purchase Offer.

          (c) Anti-Dilution Provision. The following anti-dilution provision shall apply during the term of this Agreement and the term of the Covenant Not To Compete set forth in Section 9.11, herein, following any termination of this Agreement. In the event of any recapitalization, sale, exchange or other transaction involving the securities of the Company, the Company agrees that Consultant's relative percentage interest in Company, taking into consideration stock and options (whether exercised or not) (herein referred to as, "Consultant's Options) shall not be diluted without prior written consent. In the event of a breach of this provision, Company agrees to issue such additional shares of common capital stock or options to purchase common capital stock pursuant to the schedule attached as Exhibit A and held outright by Consultant to bring the relative ownership interest of Consultant to the same percentage interest owned prior to such dilution event. In other words, if prior to any event involving the capitalization of Company, Consultant owns, directly or indirectly, by way of stock or options, exercised or unexercised, a capital interest equal to ten percent (10%) of the capital stock issued and outstanding, then after any such event involving the capitalization of the Company, the Company, or its affiliates, successors or assigns, shall take all steps necessary to distribute to




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Consultant such stock and options so that  Consultant  shall continue to own ten percent (10%) of the capital stock of the Company following such event.

     If the outstanding shares of stock of the class then subject to the Consultant's Options are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities or other forms of property (including cash) or rights, as a result of one or more reorganizations, recapitalizations, spin-offs, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities or other forms of property (including cash) or rights for which the Consultant's Options may thereafter be exercised, all without any change in the aggregate exercise price applicable to the unexercised portions of the Consultant's Options, but with a corresponding adjustment in the exercise price per share or other unit. Such adjustments shall be made by or under authority of the Company's board of directors whose determinations as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

     Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to the Consultant's Options are changed into or exchanged for property (including cash), rights or securities not of the Company's issue, or any combination thereof, or upon a sale of substantially all the property of the Company to, or the acquisition of stock representing more than eighty percent (80%) of the voting power of the stock of the Company then outstanding by, another corporation or person, the Company shall undertake in writing in connection with such transaction for the assumption of the Consultant's Options, or the substitution for the Consultant's Options of an option covering the stock of a successor corporation or entity, or a parent or a subsidiary thereof, with appropriate adjustments in




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


accordance with the provisions herein as to the number and kind of shares optioned and their exercise prices, in which event the Consultant's Options shall continue in the manner and under the terms so provided.

     8. Confidentiality.

          (a) During the Restricted Period (defined, for purposes of this Agreement as a term of two (2) years following the termination of this Agreement for any reason and thereafter, the Consultant shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company, all confidential matters relating to the Company and its business learned by the Consultant heretofore or hereafter directly or indirectly from the Company including any information concerning the business, affairs, customers, clients, sources of supply and customer lists of the Company (the "Confidential Company Information") and shall not disclose them to anyone except with the Company's express written consent and except for Confidential Company Information which
(i) is at the time of receipt publicly known, or thereafter becomes publicly known, through no wrongful act of the Consultant or (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement. These rights of the Company are in addition to and without limitation to those rights and remedies available under common law for protection of the types of such confidential information which constitute "trade secrets" as construed under controlling law.

          (b) During the Restricted Period, the Consultant shall not, without the Company's prior written consent, directly or indirectly, knowingly solicit or encourage to leave the employment of the Company, any employee of the Company or hire any employee who has




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left the  employment of the Company  within one year of the  termination of such employee's employment with the Company.

          (c) All memoranda, notes, lists, records and other documents (and all copies thereof) constituting Confidential Company Information made or compiled by the Consultant or made available to the Consultant concerning the Company shall be the Company's property, shall be kept confidential in accordance with the provisions of this Section 6.1 and shall be delivered to the Company at any time on request.

     9. Other Provisions.

          9.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

               (i) If to the Company, to:

                   International Barter Corp. or Ubarter.com, Inc. 21400 International Boulevard
                   Suite 207
                   Seattle, Washington  98198

                   with a copy to:
                   Steven M. White, Chairman, Chief Executive
                   Officer and President




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                   c/o International Barter Corp. or Ubarter.com, Inc.
                   21400 International Boulevard
                   Suite 207
                   Seattle, Washington  98198

               (ii)If to the Consultant, to:

                   Liad Y. Meidar, President
                   Astra Advisors LLC
                   61 West 62nd Street, 19D
                   New York, NY 10023

                   with a copy to:
                   Rogers & Wells, LLP
                   200 Park Avenue
                   New York, NY  10166
                   ATTN:  Samuel M. Feder, Esq.

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

          9.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

          9.3 Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a




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written  instrument  signed by the parties  or, in the case of a waiver,  by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

          9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to agreements made and to be performed entirely within the State. In the event of a dispute among the parties, venue shall lay in King County, Washington.

          9.5 Assignment. This Agreement, and the Consultant's rights and obligations hereunder, may be assigned by the Consultant to any corporation majority owned by the Consultant provided that the Consultant remains solely responsible for the performance of all of the services and compliance with all of the provisions of this Agreement. Any assignment of this Agreement by Consultant in violation of the terms hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

          9.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

          9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all




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such  counterparts  together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

          9.8 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

          9.9 Indemnification. The Company agrees to indemnify the Consultant and its affiliates and their respective members, directors, officers, employees, agents and controlling persons (the Consultant and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, (collectively "Losses") to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of any Transaction contemplated by this Agreement or the engagement of Consultant pursuant to and the performance by Consultant of the services contemplated by, this Agreement and will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.

     The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim damage, liability or expense is found in a final judgment by a court to have resulted from the Consultant's bad faith or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of the Consultant pursuant to, or the performance by the Consultant of the services




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


contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted from the Consultant's bad faith or gross negligence. Such indemnification shall include, without limitation, any action pursued by anyone under the federal securities laws or under the securities laws of any state and any action pursued with respect to compliance with requirements to conform computer operations to the Year 2000 and beyond.

     If the indemnification of an Indemnified Party provided for in this letter agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Consultant, on the other hand, of the Transaction as contemplated (whether or not the Transaction is consummated) or (ii) if (but only if) the allocation provided for in clause
(i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Consultant, on the other hand, as well as any other relevant equitable considerations; provided, however, that to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to the Consultant under this Agreement.

     The Company agrees that, without Consultant's prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not the Consultant or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement,




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


compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

     In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant the Company agrees to reimburse Consultant for all reasonable out-of-pocket expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

     In the event of any action pursued by any third party for any reason against the Indemnified Party, whether or not a lawsuit has been filed, Company agrees to accept tender of defense and advance defense costs as they are incurred. Indemnified Party shall have the right to approval any legal counsel chosen to represent Indemnified Party.

          9.10 Representations and Warranty. The undersigned parties, and each of them, including the individuals signing this Agreement on behalf of the parties, hereby represent and warrant that they have the full power and authority to execute this Agreement on behalf of the respective parties without any other authorization. In the case of International Barter Corporation, the undersigned President represents that he has full authority of the Board of Directors of such party and, to the extent necessary, the shareholders to offer not only the stock and option grants but all other compensation contemplated in this Agreement.

          9.11 Covenant Not To Compete. Consultant recognizes and acknowledges that the Company is placing its confidence and trust in Consultant. Accordingly, Consultant covenants and agrees that neither it nor its principals, officers, or members will not, during the term hereof and for a period of six (6) months following any termination of this Agreement, either directly or indirectly, or otherwise through any corporation, partnership, association, sole proprietorship or other entity:

          (a) Own, manage, operate, control, serve as a consultant to, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business that competes, directly or indirectly, with Company or any of Company's affiliates;

          (b) Hire, offer to hire, entice away, or in any other manner persuade or attempt to persuade any officer, employee or agent of Company or its affiliates to alter or discontinue a relationship with Company or to do any act inconsistent with the interests of Company or its affiliates;

          (c) Solicit, divert, take away or in any customers or clients of Company or its affiliates; (d) Solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Company or its affiliates to alter or discontinue their relationship with Company or its affiliates.

     For purposes of this Agreement, the term, "business" means, but is not limited to: (i) the development, implementation, and provision of trade exchange offering barter services to retail, professional, media, and corporate clients;
(ii) providing a centralized barter currency, centralized data processing, standardized marketing and support materials, advertising, and ongoing training and support to extend its client base in such business; (iii) offering trade exchange services through the Internet; and (iv) marketing, promoting and facilitating exchanges between its clients.

     For purposes of this Section 9.11, the term, "affiliates", means any person or entity who: (i) is in direct or indirect control of Company (by virtue of owning 25% or more of the outstanding voting securities of such person or entity); or (ii) who has a direct or indirect contractual relationship with the Company and such relationship is related to Company's business, as defined herein.

     Notwithstanding   Consultant's   obligations   under  this  Section   9.11,
Consultant will be entitled to own, as a passive investor, up to five percent (5%) of any publicly traded company without violating this provision.

     Consultant and Company agree that this Section 9.11 does not impose an undue hardship on Consultant and is not injurious to the public. They further agree that this provision is necessary to protect the business of the Company and its affiliates. The nature of Consultant's relationship with the Company is such that Consultant shall have access to confidential information which is valuable and confidential to the Company's business and therefore the Scope of this Section 9.11 is reasonable in length of time and scope and adequate consideration supports this covenant.

     IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

                                      ASTRA ADVISORS LLC

                                      By /s/ Liad Y. Meidar
                                         ---------------------------------------
                                         Liad Y. Meidar, President


                                      INTERNATIONAL BARTER CORP.

                                      By /s/ Steven M. White
                                         ---------------------------------------
                                         Steven M. White, Chairman, Chief
                                         Executive Officer & President

                                    Exhibit A
                          Options Granted to Consultant
     For International Barter Corp. (Ubarter.com, Inc.) Common Capital Stock



                                            Percentage Shares Outstanding based
                                            on 6,050,000 shares of Common Stock
Strike Price         Options                          outstanding
------------         -------                          -----------
 $  4.00              50,000                            0.8264%

 $  6.00              40,000                            0.6612%

 $  8.00              60,000                            0.9917%

 $ 10.00              80,000                            1.3222%

 $ 12.00             160,000                            2.6445%

 $ 14.00             240,000                            3.9669%

                                                       10.4129%